EXHIBIT 21



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SUBSIDIARIES OF PERFORMANCE TECHNOLOGIES, INCORPORATED
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At December 31, 1998



                                             Location of Incorporation

                                             Or Organization




Performance Technologies, Incorporated       Delaware
PTI Virgin Islands Company, LTD              Virgin Islands
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